EXHIBIT (12)


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



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
                                                                                                                 PRO FORMA
                                                                                    SIX MONTHS         TWELVE     TWELVE
                                                                                       ENDED           MONTHS     MONTHS
                                              YEARS ENDED AUGUST 31,            -------------------    ENDED       ENDED
                                     ----------------------------------------   FEB. 28,   FEB. 29,   FEB. 29,   FEB. 29,
                                     1991    1992     1993     1994     1995      1995       1996       1996       1996
                                     -----   -----   ------   ------   ------   --------   --------   --------   ---------
Earnings:
 Income (loss) before income
taxes..............................    (74)   (596)   2,770    3,962       94    (1,560)    (2,956)    (1,302)     (4,528)
 Fixed charges (see computation
below).............................  7,527   7,803    7,911    9,251   11,631     5,619      7,433     13,445      16,671
 Reduced by: Interest
capitalized........................                      (4)    (113)    (347)    --          (451)      (798)       (798)
                                     -----   -----   ------   ------   ------   --------   --------   --------   ---------
   Total earnings available for
     fixed charges.................  7,453   7,007   10,677   13,100   11,378     4,059      4,026     11,345      11,345
Fixed charges:
 Interest expense..................  2,820   2,039    2,064    2,804    5,067     2,415      3,737      6,389       9,201
 Capitalized interest..............   --      --          4      113      347     --           451        798         798
 Amortization......................     97      93      144       63       75        40        122        157         571
 Interest component of rent
expense............................  4,610   5,471    5,699    6,271    6,142     3,164      3,123      6,101       6,101
                                     -----   -----   ------   ------   ------   --------   --------   --------   ---------
   Total fixed charges.............  7,527   7,603    7,911    9,251   11,631     5,619      7,433     13,445      16,671
Ratio of earnings to fixed
charges............................                    1.35     1.42              --         --         --          --
Deficit of earnings to fixed
charges............................     74     596     --       --        253     1,560      3,407      2,100       5,326
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